Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-20143, Form S-3 No. 333-55916 and Form S-8 No. 333-42735) of Jameson Inns, Inc. and the related Prospectuses of our report dated February 20, 2004, except for Note 3, as to which the date is March 1, 2004, with respect to the consolidated financial statements and schedule of Jameson Inns, Inc. and our report dated February 20, 2004 with respect to the consolidated financial statements of Kitchin Hospitality, LLC included in this Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 15, 2004